SCHEDULE 14C INFORMATION

Check the appropriate box:

[ X ] Preliminary Information Statement

[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[  ] Definitive Information Statement

Calvert Impact Fund, Inc.

Calvert Global Alternative Energy Fund
Calvert Global Water Fund

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

    Title of each class of securities to which transaction applies:
    Aggregate number of securities to which transaction applies:
    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    Proposed maximum aggregate value of transaction:
    Total Fee Paid:

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify previous filing by registration statement number, or the Form or Schedule and the date its filing.
    Amount Previously Paid:
    Form, Schedule or Registration Statement No.:
    Filing Party:
    Date Filed:


CALVERT GLOBAL ALTERNATIVE ENERGY FUND
and CALVERT GLOBAL WATER FUND
series of CALVERT IMPACT FUND, INC.

4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

REGARDING A CHANGE OF CONTROL OF THE FUNDS' SUBADVISOR

This Information Statement is being supplied to all shareholders of the Calvert Global Alternative Energy Fund and the Calvert Global Water Fund (each a "Fund" and together, the "Funds"), both series of Calvert Impact Fund, Inc. Pursuant to an exemptive order granted by the United States Securities and Exchange Commission on December 17, 1996, Calvert Impact Fund, Inc. ("CIF") and the Funds' investment adviser, Calvert Asset Management Company, Inc., may enter into and materially amend the investment subadvisory agreement without shareholder approval.

The rationale for this grant of authority is that the Advisor's constant supervision of the subadvisor permits the proportion of shareholders' assets subject to particular subadvisor styles to be reallocated, a new subadvisor introduced or (as is the case here) control of a subadvisor changed, in response to changing market conditions or subadvisor performance, in an attempt to improve a Fund's overall performance. In essence, the exemptive order permits the Advisor to select the subadvisor best suited to achieve the respective Fund's investment objective. The reason you are receiving this Information Statement is because control of the parent company of the Funds' subadvisor has changed. The subadvisor, portfolio manager and fees have not changed. Moreover, neither the investment objective nor investment policies have changed.

Obtaining shareholder approval of a change of control of a subadvisor and investment subadvisory agreement imposes costs on a Fund without advancing shareholder interests. Shareholders' interests are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and the Board of Directors. Further, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings. Accordingly, pursuant to the exemptive order, as discussed above, as well as in the Prospectuses and Statement of Additional Information for the Funds, both dated January 31, 2010, and following the change of control of the parent of the Funds' subadvisor, CIF is providing information about such change of control.

This Information Statement is expected to be mailed to shareholders of record on or about December 1, 2010.

Shareholders of both Funds of record at the close of business on October 31, 2010 ("record date") are entitled to receive this Information Statement. As of this date, as shown on the books of each Fund, there were issued and outstanding the following shares:

Calvert Global Alternative Energy Fund

Class of Shares	# of Shares Outstanding
Class A	17,455,625
Class C	4,075,740
Class I	1,462,433

Calvert Global Water Fund

Class of Shares	# of Shares Outstanding
Class A	2,357,931
Class C	224,341
Class Y	22,834

As of this same date, the Board and officers of the Funds beneficially owned less than 1% of the outstanding shares of the Funds, respectively. As of October 31, 2010, the following shareholders owned of record or beneficially 5% or more of the outstanding voting securities of the Funds as shown:

Calvert Global Alternative Energy Fund

MLFP&S For the Sole Benefit of its Customers Jacksonville, FL	5.60% of Class A

American Enterprise Investment Services For the Benefit of #890000611 Minneapolis, MN	17.42% of Class A

MLFP&S For the Sole Benefit of its Customers Jacksonville, FL	21.48% of Class C

Charles Schwab & Co., Inc. Reinvest Account San Francisco, CA	54.29% of Class I

Calvert Distributors, Inc. Moderate Allocation Fund Bethesda, MD	18.61% of Class I

Calvert Distributors, Inc. Aggressive Allocation Fund Bethesda, MD	14.38% of Class I

RBC Capital Markets Corporation For the Benefit of Edward W. Hazen Foundation New York, NY	9.13% of Class I

Calvert Global Water Fund

Charles Schwab & Co., Inc. Reinvest Account San Francisco, CA	7.20% of Class A

American Enterprise Investment Services For the Benefit of #890000611 Minneapolis, MN	8.03% of Class A

American Enterprise Investment Services For the Benefit of #890000611 Minneapolis, MN	6.05% of Class C

Charles Schwab & Co., Inc. Special Custody Account for the Benefit of the Customers San Francisco, CA	6.34% of Class C

Pershing LLC Jersey City, NJ	6.00% of Class Y

Hilliard Lyons Cust for Wilson Robinson IRA Nashville, TN	5.52% of Class Y

Melissa Fox TOD Account Colorado Springs, CO	9.85% of Class Y

LPL Financial For the Benefit of Customer Accounts San Diego, CA	66.99% of Class Y

Background. Calvert Asset Management Company, Inc. ("CAMCO") serves as investment advisor to CIF and to the several other registered investment companies in the Calvert Family of Funds. Calvert Distributors, Inc. ("CDI") serves as the principal underwriter to CIF. Calvert Administrative Services Company ("CASC") has been retained by CIF to provide certain administrative services necessary to the conduct of its affairs. Calvert Shareholder Services, Inc. ("CSSI") serves as the shareholder servicing agent for CIF. CAMCO, CDI, CASC and CSSI are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirectly wholly owned subsidiaries of UNIFI Mutual Holding Company.

CAMCO serves as the investment advisor to the Funds pursuant to an investment advisory agreement between CIF and CAMCO dated March 1, 1999, as amended May 31, 2007 with respect to the Calvert Global Alternative Energy Fund and September 30, 2008 with respect to the Calvert Global Water Fund (the "Advisory Agreement"). The Board of Directors, including the Directors who are not "interested persons" ("Independent Directors"), as defined under the Investment Company Act of 1940 ("1940 Act"), last approved the continuance of the Advisory Agreement on December 8, 2009. CAMCO, in turn, retained a subadvisor to handle the day-to-day management of both Funds' assets. Accordingly, KBC Asset Management Limited has served as the subadvisor since each Fund's inception (May 31, 2007 for the Calvert Global Alternative Energy Fund and September 30, 2008 for the Calvert Global Water Fund). KBC Asset Management is wholly-owned by KBC Asset Management N.V. KBC's ultimate parent is the KBC Group, a major financial service group with headquarters in Brussels, Belgium.

Change in Control. On October 11, 2010, KBC Asset Management Limited ("KBC") was acquired by RHJ International SA ("RHJ"), from KBC Asset Management NV. RHJ is a limited liability company incorporated under the laws of Belgium. Concurrent with this transaction, KBC is operating as Kleinwort Benson Investors International Ltd ("KBI International Ltd").

NOTE: At the time of the Board action and considerations discussed below, the acquisition had not yet been finalized, so all discussions pertained to KBC and the proposed acquisition by RHJ.

Board Action. On July 29, 2010 on a conference call and again at an in-person meeting of the Board on September 14, 2010, after careful consideration by the Advisor of the proposed acquisition of KBC by RHJ as its new controlling entity, the Advisor recommended, and the Board determined to continue its arrangement with KBC as the subadvisor for both Funds. In order to make its decision, the Board received and subsequently evaluated various information about RHJ. The Board considered, among other things, the Fund's long-term relationship with RHJ, RHJ's commitment to each Fund's corporate responsibility standards and strategies and each Fund's overall expense structure. The Advisor met with representatives of both KBC and RHJ, and the Board met with representatives of KBC, who described how the acquisition purchase would strengthen the firm and be beneficial to its clients, such as the Funds.

Board Considerations. The Board oversees the management of the Funds, and, as required by law, initially approves and annually thereafter determines whether to renew, the investment advisory agreements and subadvisory agreements for management of the Funds. At both Board meetings, the Board received information from CAMCO about RHJ and was advised by CAMCO that the contemplated acquisition would not alter any of the factors that the Board considered on December 8, 2009 when it extended the term of KBC's subadvisory agreements to January 1, 2011. In particular, CAMCO informed the Board that the KBC portfolio management team, the investment strategies employed by them in managing both Funds, and KBC's day-to-day management of the Funds, will not change as a result of the acquisition. The Board also considered whether the acquisition might adversely impact the capital reserves and future viability of KBC or RHJ, particularly in light of the current economic uncertainty.

The Board was advised by independent legal counsel and was informed of the standards it should apply in determining whether to approve the continuation of the subadvisory agreement with KBC. The Board of Directors was also provided information with respect to the factors noted below.

The Directors engaged in a detailed discussion with representatives from CAMCO's management team. Based on the Directors' deliberations and their evaluation of the information described above, the Directors and the Independent Directors, in separate votes, unanimously approved the new subadvisory agreement with KBC.

The following is a discussion of the factors considered by the Board of Directors:

  Nature, Extent and Quality of Services Provided by KBC. In considering the nature, extent and quality of services to be provided by KBC in the day-to-day management of both Funds, the Directors discussed the high quality of services KBC has provided to the Funds, including KBC's management style and the capability and professional experience of KBC's personnel and its overall resources. The Directors recognized KBC's long-standing presence in the investment management arena, and its depth of experience in managing mutual fund assets and in managing comparable strategies. The Directors noted that KBC continues to have the compliance, trading and investment resources necessary for the implementation of the Funds' respective investment objectives and strategies. Based upon their review of the information provided by CAMCO, the Directors were satisfied with the nature, extent and quality of the services continuing to be provided by KBC to the Funds.

  Performance. In considering the portfolio management team's investment experience and investment strategies, Board recognized that the period since both Funds' inceptions has been an exceptionally difficult one, characterized by turmoil in the financial markets and extreme volatility in the equity markets. Nonetheless, based on the foregoing information, the Directors determined that KBC's investment capabilities and investment strategies were appropriate for pursuing the investment objective of the Funds.

  Continuity. The Board of Directors discussed that entering into a new subadvisory agreement with KBC would provide for the continuity of the Funds' portfolio managers and respective portfolio management strategies.

  Costs and Profitability. The Directors considered the investment advisory fees applicable to the Funds, and the existing advisory and sub-advisory fee arrangement (see "Compensation" under "Investment Subadvisory Agreement" below). The Directors noted that the contractual limitation on direct net annual fund operating expenses agreed to by CAMCO would remain in effect through January 31, 2011, resulting in direct net operating expenses that will not exceed 1.85% for Class A, 2.85% for Class C and 1.40% for Class I shares of the Calvert Global Alternative Energy Fund; and 1.85% for Class A, 2.85% for Class C and 1.60% for Class I shares of the Calvert Global Water Fund. Calvert has further agreed to contractually limit direct net operating expenses for Class Y shares of the Calvert Global Water Fund to 3.00% through January 31, 2020.

For the fiscal year ended September 30, 2010, KBC received $1,220,951.21 and $129,256.14 in sub-advisory fees from CAMCO for the Calvert Global Alternative Energy Fund and the Calvert Global Water Fund, respectively.

The Directors also noted that (i) the term of the new subadvisory agreement will not extend beyond the term of the existing subadvisory agreement, (ii) CAMCO presented profitability data to the Board in 2009 as required by law when KBC's subadvisory agreement was last continued, and (iii) in the next few months CAMCO will again present profitability data to the Board as required by law. Based upon its review, the Board determined that the advisory fee was reasonable and appropriate in light of: (1) the services to be provided, (2) the management fees and overall expense ratios of comparable funds and (3) the anticipated profitability of the Funds to CAMCO and KBC.

  Economies of Scale. The Board discussed CAMCO's advisory fee and determined that the fee reflects the current market environment and the competitive nature of the mutual fund industry. CAMCO explained that the difficult market conditions over the past year had reduced assets under management for most mutual funds and caused fees, expressed as a percentage of assets under management, to increase.

NOTE: The following discussion pertains to the continued sub-advisory services now provided the Funds by KBI International Ltd.

Investment Subadvisor. KBI International Ltd is a corporation organized under the laws of Ireland, and is a wholly-owned subsidiary of Kleinwort Benson Investors Dublin Ltd., which is 100% owned by Kleinwort Benson Group, Ltd., which in turn is 100% owned by RHJ International SA. KBI International Ltd (through its predecessor KBC) registered with the Securities and Exchange Commission as an investment adviser in 1991. As of October 31, 2010, KBI International Ltd had approximately $6 billion in assets under management.

KBI International Ltd currently does not provide investment advisory services to any other mutual funds with investment objectives similar to that of the Funds.

Information is provided below identifying each member of the team who is employed by or associated with KBI International Ltd and primarily responsible for the day-to-day management of each Fund (each a "Portfolio Manager"). The Statement of Additional Information for the Funds dated January 31, 2010 provides additional information about each Portfolio Manager's management of other accounts, compensation, and ownership of securities in each Fund. Both Funds will continue to be managed by the existing portfolio management team.

Calvert Global Alternative Energy Fund

Name of Portfolio Manager	Title	Length of Service with Sub-Advisory Firm	Business Experience During Last 5 Years	Role on Management Team
Jens Peers	Head of Eco Funds	Since 2001	Lead Manager, Financial Analyst, KBI International Ltd	Portfolio Manager
Treasa Ni Chonghaile	Portfolio Manager	Since 1999	Equity Portfolio Management, KBI International Ltd; Performance & Risk Analyst, KBI International Ltd	Portfolio Manager
Colm O'Connor	Portfolio Manager	Since 2003

Equity Portfolio Management, KBI International Ltd (Jan. 2009-present); Equity Analyst, Environmental Strategies, KBI International Ltd (2006-2009); Alternative Investments Analyst, KBI International Ltd (2005-2006)

Portfolio Manager

Calvert Global Water Fund

Name of Portfolio Manager	Title	Length of Service with Sub-Advisory Firm	Business Experience During Last 5 Years	Role on Management Team
Jens Peers	Head of Eco Funds	Since 2001	Lead Manager, Financial Analyst, KBI International Ltd	Portfolio Manager
Craig Bonthron	Investment Analyst	Since 2008	Portfolio Manager, Environmental Strategies, KBI International Ltd (2008-present); Financial Analyst, Alliance Trust Plc. (2004-2008)	Portfolio Manager

The Funds' investment objectives and policies have not changed as a result of the transaction described above.

KBI International Ltd's principal business address is Joshua Dawson House, Dawson Street, Dublin 2, Ireland. Its principal executive officers are as follows:

Name and Title	Principal Occupation

Sean Hawkshaw	Director & Chief Executive Officer
Noel O'Halloran	Director & Chief Investment Officer
Geoff Blake	Director & Head of Business Development
Gerard Solan	Director, Chief Operating Officer & Chief Financial Officer
Heinrich Linz	Director
Anna-Lena Wetzel	Director
Adrian Missen	Senior Vice President, Business Development

Investment Subadvisory Agreement. The terms of the new subadvisory agreement between CAMCO and KBI International Ltd with respect to both Funds are identical in all respects to the terms of the prior subadvisory agreements, except that the commencement date of the joint subadvisory agreement is October 10, 2010. The general terms of the subadvisory agreement between CAMCO and KBI International Ltd include:

  The services to be provided to CIF. Investment advisory services (manage Fund assets and execute portfolio transactions); reports to CIF; reports and other communications to shareholders; assistance with the valuation of Fund assets; and periodic consultations with portfolio managers.

  General obligations of KBI International Ltd. Manage the Funds in accordance with the respective Fund guidelines and restrictions, under the direction of CAMCO and the Board.

  Expenses of the Fund. KBI International Ltd will pay all salaries and expenses it incurs in connection with performance of its obligations under the subadvisory agreement, except for the cost of securities and other investments and any brokerage commissions.

  Liability issues. KBI International Ltd is liable for any breach of its obligations and duties under the subadvisory agreement and is required to indemnify CAMCO and the respective Fund for losses resulting from its willful misfeasance, bad faith, or gross negligence in the performance of its duties on behalf of the respective Fund or from reckless disregard of its duties. KBI International Ltd shall not be liable for any direct or consequential loss, claim, damage, expense or liability suffered by CAMCO or the respective Fund caused by an event or events or circumstances beyond KBI International Ltd's reasonable control which delays, interrupts or prevents the performance by KBI International Ltd of its obligations under the subadvisory agreement.

  Continuation of the Agreement. The Advisory Agreement provides for automatic termination unless its continuance is approved at least annually by (i) either the Board or a majority of the outstanding shares of CIF and (ii) the Independent Directors. The Advisory Agreement terminates automatically upon its assignment and is terminable at any time, without penalty, by the Board, CAMCO, or the holders of a majority of the outstanding shares of CIF, upon 60 days' prior written notice. Currently, the Advisory Agreement will continue until January 1, 2011 unless terminated earlier, and provided that it may be continued annually thereafter.

  Compensation. Pursuant to the advisory agreement between CIF and CAMCO, each Fund will pay CAMCO an annual fee, computed daily and payable monthly in arrears, equal to 1.00% of the average daily net assets of the Fund ("Fund Assets"). Pursuant to the subadvisory agreement between CAMCO and KBI International Ltd, CAMCO pays KBI International Ltd an annual fee, computed daily and payable monthly in arrears, equal to 0.60% of the Global Alternative Energy Fund's average daily net assets it manages up to and including $150 million and 0.50% of such average daily net assets in excess of $150 million. KBI International Ltd has agreed to waive 10 basis points in fees until the Fund reaches $100 million in assets or until two years from commencement of operations, whichever occurs first; and 0.60% of the Calvert Global Water Fund's average daily net assets it manages up to and including $150 million, and 0.50% of such average daily net assets in excess of $150 million.

Shareholder Reports. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to CIF at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling 800-368-2745.

Delivery of Documents to Shareholders Sharing an Address. Only one Information Statement is being delivered to multiple shareholders sharing an address unless CIF has received contrary instructions. Upon written or oral request, a separate copy of this Information Statement will be delivered to shareholders at a shared address, to which a single copy of the document was delivered. If you wish to receive a separate Information Statement, or wish to request a single copy of Information Statements in the future (if you are receiving multiple copies), contact CIF as directed under "Shareholder Reports" above.